Exhibit 3.3

CERTIFICATE OF MERGER

OF

TREND-LINES, INC.

INTO

WOODWORKERS WAREHOUSE, INC.

(Under Section 252 of the General Corporation Law of the State of Delaware)

WOODWORKERS WAREHOUSE, INC. hereby certifies that:

1.    The name and state of incorporation of each of the constituent corporations (the “Constituent Corporations”) are:

a.	Trend-Lines, Inc., a Massachusetts corporation; and

b.	Woodworkers Warehouse, Inc., a Delaware corporation.

2.    An Agreement and Plan of Merger (“Merger Agreement”) has been approved, adopted and executed pursuant to an order of the United States Bankruptcy Court, District of Massachusetts in In Re Trend-Lines, Inc. et al. (Case No. 00-15431) under title 11 of the United States Code, a copy of which is attached hereto.

3.    The name of the surviving corporation is Woodworkers Warehouse, Inc.

4.    The Certificate of Incorporation of Woodworkers Warehouse, Inc. shall be the Certificate of Incorporation of the surviving corporation.

5.    An executed copy of the Merger Agreement is on file at the principal offices of Woodworkers Warehouse, Inc., located at 126 Oxford Street, Lynn, Massachusetts, 01901-1132. A copy of the Merger Agreement will be furnished by Woodworkers Warehouse, Inc., on request and without cost, to any stockholder of any of the Constituent Corporations.

6.    The authorized capital stock of Trend-Lines, Inc. is 7,500,000 shares of common stock, par value $.01 per share.

IN WITNESS WHEREOF, Woodworkers Warehouse, Inc. has caused this Certificate of Merger to be executed by Walter Spokowski, its President, as of the 29th day of October, 2001.

WOODWORKERS WAREHOUSE, INC.

By:	/s/ Walter Spokowski

Name: Walter Spokowski Title: President

2